Exhibit 99.1

CommerceSouth, Inc.

224 East Broad Street

Eufaula, AL 36027

334-687-3581

PRESS RELEASE

FOR IMMEDIATE RELEASE

COMMERCESOUTH, INC. ANNOUNCES 35.1% INCREASE

IN SECOND QUARTER 2003 EARNINGS

August 8, 2003

EUFAULA, AL. – CommerceSouth, Inc. a Southeastern bank holding company with offices in Florida and Alabama, today announced the Company’s financial results for the three and six months ended June 30, 2003. Net income for the three months ended June 30, 2003 was $896 thousand or $.34 per basic share, an increase of approximately 35.1% when compared with second quarter 2002 net income of $663 thousand or $.26 per share. The second quarter increase in earnings was the result of an increase in net interest income, service charges on deposit accounts, other income and a decrease in provision for possible loan losses offset partially by increases in salaries and employees benefits and income taxes. Net income for the six months ended June 30, 2003 was $1.7 million or $.66 per basic share, an increase of approximately 21.4% when compared with net income of $1.4 million or $.54 per basic share for the same period in 2002. For the six months ended June 30, 2003, the Company reported a return on assets of 1.14% and return on equity of 12.38%.

Greg Faison, President and Chief Executive Officer of CommerceSouth, Inc. stated,” We are very happy to report a large increase in second quarter earnings. Our people have worked hard to keep the interest margin up and the mortgage function has been very productive. Both the Florida and Alabama operations have done a good job of increasing fee income and holding costs down. We will be working in the last half of this year to consummate our merger with BancTrust Financial Group, Inc. in Mobile while continuing to focus on growth in earnings and assets.”

As of June 30, 2003, CommerceSouth, Inc. had total assets of $321 million compared with $284 million at June 30 of last year, an increase of approximately 13.0%. Total loans were $247 million compared with $224 million at June 30 of last year, an increase of approximately 10.3%. Total deposits were $280 million compared to $244 million at June 30, 2002, an increase of approximately 14.8%. Stockholders’ equity of $29.0 million represented 9.04% of total assets. Book value per share was $11.16, up 10.5% from the second quarter 2002.

CommerceSouth, Inc. is a multi-bank holding company for CommerceSouth of Florida, with assets of $156 million and locations in Santa Rosa Beach, Lynn Haven, Panama City Beach, Grayton Beach, Destin and Freeport, and for CommerceSouth of Alabama with assets of $165 million and locations in Eufaula, Prattville and Montgomery, Alabama. Both banks provide full banking services including mortgage services and internet banking.

The common stock of the Company is traded on the NASDAQ Small Cap Market under the symbol “COSO”.

The Company’s release contains certain statements which are not historical facts or which concern the Company’s future operations or economic performance and which are considered forward looking statements. When we use words such as “may,” “will,” “expect,” “plan,” “project,” and “anticipate,” we are using forward looking statements. Any such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company cautions that all forward-looking statements involve risks and uncertainties and that actual results may differ materially from those indicated in the forward-looking statements as a result of various factors, including information contained in the Company’s filings with the SEC.

CONTACT:	CommerceSouth, Inc. Deborah M. Wiltse, CFO 850-267-0329 dwiltse@commercesouth.net

COMMERCESOUTH, INC.

SELECTED FINANCIAL INFORMATION

(Unaudited)	Six months ended June 30,
	(Dollars in thousands)
	2003	2002
SELECTED AVERAGE BALANCES
Assets	$305,680	$268,553
Earning Assets	278,956	247,347
Loans	242,086	214,642
Total Securities	31,560	31,102
Deposits	263,032	223,835
Shareholders’ Equity	28,083	25,801

SELECTED PERIOD END DATA
Assets	$321,481	$283,913
Securities Available-for-Sale	14,988	12,179
Investment Securities	17,219	18,185
Loans (1)	247,181	223,522
Reserve for Loan Losses	3,168	2,951
Deposits	279,694	244,087
Shareholders’ Equity	29,059	26,109
Book Value per Share	11.16	10.10
Non-accrual Loans	1,167	179
Loans Past Due 90 Days+	28	302
Restructured Loans	—	—
Non-performing Loans	1,195	481
Other Real Estate	990	940
Non-Performing Assets	2,185	1,421
Charge-offs	235	312
Recoveries	10	11

PERFORMANCE RATIOS
Return on Average Assets	1.14%	1.04%
Return on Average Equity	12.38%	10.86%
Net Interest Margin (FTE) (2)	4.63%	4.99%
Allowance for Loan Losses to Loans (1)	1.28%	1.32%
Equity to Assets	9.04%	9.20%
Non-performing Loans to Total Loans (1)	.48%	.22%

MISCELLANEOUS
Net Interest Income (FTE)	$6,401	$6,115
Intangible Assets – Goodwill	1,155	1,155
Common Stock Closing Price (NASDAQ)	24.55	15.20

(1) Includes loans held for sale

(2) Marginal tax rate of 34%